Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Ryan Hobbs
Director, Corporate Development
256.730.2701
ryan.hobbs@intergraph.com
Intergraph Settles Shareholder Class Action Lawsuit
Huntsville, AL, November 9, 2006 — Intergraph Corporation (NASDAQ: INGR), a leading global provider of spatial information management (SIM) software, today announced that Intergraph and the other named defendants have entered into a memorandum of understanding with plaintiffs’ counsel in connection with two purported class action lawsuits, previously consolidated, that have been filed in connection with the proposed acquisition of Intergraph by an entity primarily owned by entities affiliated with Hellman & Friedman LLC and Texas Pacific Group.
     Under the terms of the memorandum, Intergraph, the other named defendants and the plaintiffs have agreed to settle the lawsuit subject to court approval. If the court approves the settlement contemplated in the memorandum, the lawsuit will be dismissed with prejudice. Intergraph denies all of the allegations in the lawsuit and believes that its disclosures are appropriate under the law. Nevertheless, Intergraph and the other defendants have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.
     Pursuant to the terms of the memorandum Intergraph has agreed to provide additional information to stockholders through publicly available filings in order to supplement the proxy statement that has been provided to Intergraph’s stockholders in connection with the special meeting of stockholders concerning the proposed merger as to the following matters, among others:
•	Projected financial information considered by Intergraph’s Board of Directors;

•	Certain intellectual property litigation updates; and

•	Certain of Intergraph’s non-core assets, including real estate and an equity investment in Bentley Systems, Inc.
     The additional information should be read in conjunction with the proxy statement. In return, the plaintiffs agreed to the dismissal of the actions and to withdraw all motions filed in connection with such actions. In addition, Intergraph agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the court. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Intergraph’s stockholders prior to a hearing before the court to consider both the settlement and plaintiffs’ fee application.
     The supplemental disclosure to be set forth in the Current Report on Form 8-K that Intergraph will file with the Securities and Exchange Commission is attached to this press release.
About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software. Security organizations, businesses and governments in more than 60 countries rely on the Company’s spatial technology and services to make better and faster operational decisions. Intergraph’s customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships, and protecting critical infrastructure and millions of people around the world. For more information, visit www.intergraph.com.
Important Additional Information About the Transaction
In connection with the proposed merger, Intergraph has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Intergraph at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from Intergraph by contacting Intergraph Investor Relations, telephone: (256) 730-2720 or email: investorrelations@intergraph.com.
Intergraph and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Intergraph’s participants, which may be different from those of Intergraph’s stockholders generally, in the solicitation is set forth in Intergraph’s proxy statement and Reports on Form 10-K and Form 10-Q, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the merger.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on estimates and assumptions. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require Intergraph to pay a $33.14 million termination fee; (2) the outcome of any legal proceedings that have been or may be instituted against Intergraph and others relating to the merger agreement; (3) the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect Intergraph’s business and the price of Intergraph common stock; (4) the potential adverse effect on Intergraph’s business, properties and operations of any covenants Intergraph agreed to in the merger agreement; (5) risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and the potential difficulties in employee retention as a result of the merger; (6) the effect of the announcement of the merger and actions taken in anticipation of the merger on Intergraph’s business relationships, operating results and business generally; (7) the amount of the costs, fees, expenses and charges related to the merger; and (8) other risks detailed in Intergraph’s current filings with the Securities and Exchange Commission, including Intergraph’s most recent filings on Forms 8-K, 10-Q and 10-K. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Intergraph’s ability to control or predict. Intergraph undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Intergraph and the Intergraph logo are trademarks or registered trademarks of Intergraph Corporation or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.
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